Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion or incorporation by reference in this Form S-1 Amendment No. 1 to Form SB-2 dated February 13, 2009, of the following:

Our report to the Stockholders and Board of Directors of Ruby Creek Resources Inc. dated November 5, 2008 on the balance sheets of the Company as at August 31, 2008 and 2007 and the statements of operations, stockholders' equity and cash flows for the years then ended and for the period from May 3, 2006 (inception) through August 31, 2008.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

"DMCL"

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants

Vancouver, Canada
February 13, 2009